DelMar Pharmaceuticals, Inc.

12707 High Bluff Dr., Suite 200

San Diego, CA 92130

June 30, 2020

VIA EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Re:	DelMar Pharmaceuticals, Inc. (the “Company”)
Registration Statement on Form S-4 (File No. 333-239215)

Ladies and Gentlemen:

In accordance with Rule 461 under the Securities Act of 1933, as amended, the Company hereby requests that the above-referenced Registration Statement (the “Registration Statement”) be declared effective by the Securities and Exchange Commission at 4:15 p.m., Eastern Time, on July 2, 2020, or as soon as practicable thereafter.

Please call Michael J. Lerner of Lowenstein Sandler LLP at (973) 597-6394 to confirm the effectiveness of the Registration Statement or with any questions.

[Signature page follows.]

U.S. Securities and Exchange Commission

June 30, 2020

Very truly yours,

DELMAR PHARMACEUTICALS, INC.

By: /s/ Scott Praill

Name: Scott Praill

Title:   Chief Financial Officer